UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2009
INFINITY ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-17204	20-3126427
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

11900 College Blvd., Suite 204,
Overland Park, Kansas	66210
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 913-948-9512
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement
     On March 23, 2009, Infinity Energy Resources, Inc. (“Infinity”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), dated effective as of March 23, 2009, with Off-Shore Finance, LLC, a Nevada limited liability company (“Off-Shore”) an accredited investor, to issue a subordinated secured promissory note in the aggregate principal amount of up to $1,275,000 (the “Note”) and sell a one percent (1%) revenue sharing interest with respect to the Company’s Nicaragua concessions in the Tyra and Perlas Blocks, offshore Nicaragua (the “Concessions”) (the “Revenue Sharing Interest”, together with the Note, the “Securities”). This transaction is exempt from securities registration pursuant to section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D thereunder, as promulgated by the Securities and Exchange Commission under the 1933 Act. Infinity will use the net proceeds from the sale of the Securities for the development of the Concessions, for general and administrative expenses, and the settlement of any claims, actions or proceedings against the Company or any of its subsidiaries involving the Concessions.
     The Note is secured by second-lien deeds of trust and security agreements on substantially all of the domestic assets of Infinity and its subsidiaries, and guaranteed by each of Infinity’s active subsidiaries. The Note and the related security interests are subordinate to the Company’s Loan Agreement with Amegy Bank National Association (“Amegy”), dated January 9, 2007, as amended and supplemented by the First, Second and Third Forbearance Agreements, in all respects (the “Loan Agreement”). Amounts are available to be borrowed under the Note upon request of Infinity or to fund certain obligations to Amegy under the Loan Agreement related to the Concessions. Infinity is required to pay a commitment fee of 6.0% per annum on all amounts available to be borrowed but not drawn on the Note, and the Note bears interest at a rate of 6.0% per annum on the outstanding unpaid principal amount of the Note from the date of borrowing until paid in accordance with the provisions of the Note. Infinity paid a $17,912.50 loan origination fee to Off-Shore under the Purchase Agreement. The entire unpaid balance of principal and all unpaid and accrued interest shall become due and payable on March 23, 2012 (the “Maturity Date”). The Maturity Date may be accelerated under certain circumstances if there is an event of default under the Note.
     Under the Revenue Sharing Agreement (the “Revenue Agreement”), Infinity assigned to Off-Shore a monthly payment (the “RSP”) equal to the revenue derived from one percent (1%) of 8/8ths of Infinity’s share of the hydrocarbons produced at the wellhead from the Concessions. The RSP shall bear its proportionate share of all costs incurred to deliver the hydrocarbons to the point of sale to an unaffiliated purchaser, including its share of production, severance and similar taxes, and certain additional costs. The RSP shall be paid to Off-Shore by the last day of each month based on the revenue received by Infinity from the purchaser of the production during the previous month from the Concessions. The Revenue Agreement does not create any obligation for Infinity to maintain or develop the Concessions, and does not create any rights in the Concessions for Off-Shore. At any time within three (3) years from the date of the Revenue Agreement, Infinity shall have the right to redeem the RSP by paying Off-Shore an amount as follows: (i) if during the first year of the Revenue Agreement, a sum equal to three (3) times the amount of investor funding by Off-Shore Finance, LLC to Infinity as of December 31, 2009 (the “Funding Amount”); (ii) if during the second year of the Revenue Agreement, a sum equal to five (5) times the Funding Amount; or

(iii) if during the third year of the Revenue Agreement, a sum equal to ten (10) times the Funding Amount. Upon the redemption of the RSP by Infinity, the Revenue Agreement shall terminate.
     The foregoing summary description of the terms of the Securities and the Note, the Purchase Agreement and the Revenue Sharing Agreement may not contain all information that is of interest. The description of the terms of the Note, the Purchase Agreement and the Revenue Sharing Agreement are qualified in their entirety by reference to such agreements, which are filed with this Current Report as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.
     Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit 10.1	Subordinate Secured Promissory Note between Infinity Energy Resources, Inc. and Off-Shore Finance, LLC, dated effective as of March 23, 2009.

Exhibit 10.2	Securities Purchase Agreement between Infinity Energy Resources, Inc. and Off-Shore Finance, LLC, dated effective as of March 23, 2009.

Exhibit 10.3	Revenue Sharing Agreement between Infinity Energy Resources, Inc. and Off-Shore Finance, LLC, dated effective as of March 23, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: March 27, 2009.

Infinity Energy Resources, Inc.
By:	/s/ Stanton E. Ross
Stanton E. Ross
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Subordinate Secured Promissory Note between Infinity Energy Resources, Inc. and Off-Shore Finance, LLC, dated effective as of March 23, 2009.

10.2	Securities Purchase Agreement between Infinity Energy Resources, Inc. and Off-Shore Finance, LLC, dated effective as of March 23, 2009.

10.3	Revenue Sharing Agreement between Infinity Energy Resources, Inc. and Off-Shore Finance, LLC, dated effective as of March 23, 2009.

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